Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

MIDWEST FINANCE CORP.

FIRST:  The name of the Corporation is Midwest Finance Corp. (hereinafter the “Corporation”).

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle.  The name of its registered agent at that address is Corporation Service Company.

THIRD:  The purpose of the Corporation is to engage only in the following activities:

(1)                                  to co-issue notes with Midwest Generation, LLC, a Delaware limited liability company, including entering into an indenture providing for the terms of such notes;

(2)                                  in connection with the issue and sale of the notes, to:

(a)                                  prepare and, if necessary, execute an offering memorandum in preliminary and final form in relation to the offering and sale of notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act, to execute and file with the Securities and Exchange Commission (the “Commission”) (i) a registration statement on the appropriate form under the Securities Act, including any amendments thereto, in relation to an exchange offer for the notes, and (ii) a shelf registration statement on the appropriate form under the Securities Act, including any amendments thereto, in relation to resales of the notes, and to consummate such exchange offer whereby notes substantially similar to the originally issued notes are issued in the exchange;

(b)                                 execute and file any document or take any acts necessary in order to qualify or register for sale all or part of the notes in any State or foreign jurisdiction;

(c)                                  execute and file an application to the Private Offerings, Resale and Trading through Automated Linkages (“PORTAL”) Market and to any other exchange or market for listing or quotation of the notes;

(d)                                 execute and deliver letters, documents, or instruments with The Depository Trust Company relating to the notes;

(e)                                  execute and file with the Commission any registration statement relating to the notes required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(f)                                    execute and enter into a notes purchase agreement, a joinder to the notes purchase agreement, a registration rights agreement and other related agreements providing for and relating to the issuance and sale of the notes;

(3)                                  to take all actions and perform such duties as may be required pursuant to the terms of the indenture, the notes, the notes purchase agreement, the joinder to the notes purchase agreement, the registration rights agreement or any other related agreements providing for and relating to the issuance and sale of the notes;

(4)                                  to appoint or otherwise engage agents, officers, managers, contractors and advisors;

(5)                                  to comply with the Corporation’s obligations under the Securities Act, the Exchange Act and the Trust Indenture Act of 1939, as amended;

(6)                                  to incur expenses that are necessary or incidental to carry out any of the purposes of the Corporation;

(7)                                  to appoint a person or persons to act as trustee, registrar, paying agent and transfer agent for the notes;

(8)                                  to take all action that may be necessary or appropriate for the preservation and the continuation of the Corporation’s valid existence, rights, franchises and privileges as a corporation under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary or convenient or to enable the Corporation to effect the purposes for which it was created; and

to engage in any lawful act or activity and to exercise any powers permitted to corporations organized under the General Corporation Law of the State of Delaware (the “GCL”) that are incidental to and necessary or convenient for the accomplishment of the foregoing purposes.

FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is one hundred (100) shares of Common Stock, each having a par value of one cent ($0.01).

FIFTH:  The name and mailing address of the Sole Incorporator is as follows:

Name	Address

Mary E. Keogh	P.O. Box 636
Wilmington, DE 19899

SIXTH:  The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1)  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2)  The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

(3)  The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation.  Election of directors need not be by written ballot unless the By-Laws so provide.

(4)  The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent possible under Delaware law.

(5)  In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

SEVENTH:  Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide.  The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

EIGHTH:  The Corporation is authorized to provide indemnification of Agents (as described below) through its By-Laws, agreements with Agents, vote of stockholders or disinterested directors, or otherwise, to the fullest extent possible under Delaware law. As used in this Article EIGHTH, the term “Agents” means any person who is or was a director, officer, employee or other agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of the predecessor corporation.

NINTH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the GCL, does make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 22nd day of April, 2004.

/s/ Mary E. Keogh
Mary E. Keogh
Sole Incorporator